Exhibit 99.1

Crossroads Capital Announces Appointment of New Director

LINCOLN, Neb., July 6, 2016 /PRNewswire/ -- Crossroads Capital, Inc. (Nasdaq: XRDC) announced today that it has appointed Phillip Goldstein to serve on its Board of Directors (the "Board") to fill a vacancy created by the resignation of Richard Cohen.

On June 30, 2016, Mr. Cohen notified the Board of Crossroads Capital, Inc. (the "Company") of his resignation from the Board effective on that date. Mr. Cohen's resignation was not the result of any disagreement with the Company, including regarding any matters relating to the Company's operations, policies or practices.

Effective June 30, 2016, the Board appointed Mr. Goldstein to fill the vacant Board seat and to serve as a director for the remainder of Mr. Cohen's current term or until his successor is duly elected and qualified. The Board also appointed Mr. Goldstein to serve on the Audit Committee, the Compensation Committee and the Nominating Committee, effective June 30, 2016.

Biographical and other information for Mr. Goldstein is included in the Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission on July 6, 2016.

Andrew Dakos, Chairman of the Board, commented, "We thank Richard Cohen for his dedicated service and very important contributions to the Company and welcome Phil Goldstein to the Board. Phil has extensive experience serving as a director of closed-end funds and a material financial interest in Crossroads Capital. We look forward to benefiting from his insight."

About Crossroads Capital, Inc.

Crossroads Capital, Inc. (www.xroadscap.com) is a closed-end fund regulated as a business development company under the Investment Company Act of 1940.

Investor Relations Contact:	Ben H. Harris
Chief Executive Officer and President
(402) 261-5345
ben@xroadscap.com

Forward-Looking Statements

This press release may contain statements of a forward-looking nature relating to future events. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. These statements reflect Crossroads Capital's current beliefs, and a number of important factors could cause actual results to differ materially from those expressed in this press release, including the factors set forth in "Risk Factors" set forth in Crossroads Capital's Form 10-K and Form 10-Q filed with the Securities and Exchange Commission ("SEC"), and subsequent filings with the SEC. Please refer to Crossroads Capital's SEC filings for a more detailed discussion of the risks and uncertainties associated with its business, including but not limited to the risks and uncertainties associated with investing in micro- and small-cap companies. Except as required by the federal securities laws, Crossroads Capital undertakes no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise. The reference to Crossroads Capital's website has been provided as a convenience, and the information contained on such website is not incorporated by reference into this press release.